Exhibit 21(1)(a)
Credit Acceptance Corporation
Schedule of Credit Acceptance Corporation Subsidiaries
The following is a list of subsidiaries as of the date of this filing of Credit Acceptance Corporation, other than subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary, as defined by the Securities and Exchange Commission Regulation S-X.

Arlington Investment Company	CAC Luxembourg, S.a.r.l

Buyers Vehicle Protection Plan, Inc.	CAC UK Funding, Ltd.

AutoNet Finance Company.com, Inc.	CAC (TCI) Ltd.

CAC Warehouse Funding Corporation II	Credit Acceptance Motors, Inc.

CAC Leasing, Inc.	Automotive Payment Services, Inc.

CAC Reinsurance, Ltd.	Credit Acceptance Funding LLC 2006-1

Credit Acceptance Corporation of Nevada, Inc.	Credit Acceptance Auto Dealer Loan Trust 2006-1

Credit Acceptance Corporation of South Dakota, Inc.	Credit Acceptance Funding LLC 2006-2

CAC International Holdings, LLC	Credit Acceptance Auto Dealer Loan Trust 2006-2

Vehicle Remarketing Services, Inc.	Credit Acceptance Residual Funding LLC

Credit Acceptance Corporation UK Limited	Credit Acceptance Funding LLC 2007-1

CAC of Canada Company	Credit Acceptance Auto Dealer Loan Trust 2007-1

Credit Acceptance Corporation Ireland Limited	Credit Acceptance Funding LLC 2007-2

Auto Funding America, Inc.	Credit Acceptance Auto Dealer Loan Trust 2007-2

Auto Funding America of Nevada, Inc.	CAC Warehouse Funding III, LLC

Auto Lease Services, LLC	Credit Acceptance Funding LLC 2008-1

Credit Acceptance Wholesale Buyers Club, Inc.	Credit Acceptance Auto Loan Trust 2008-1

CAC Scotland	VSC Re Company